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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*



                               Percon Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     71361E1
                           --------------------------
                                 (CUSIP Number)


(01/18/00)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

                                       13G
CUSIP No. 71361E1                                                    Page 2 of 9
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Michael P. Coughlin
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

       (a)  [X]
       (b)  [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

  NUMBER                    0
  OF                    --------------------------------------------------------
  SHARES                6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED                     0
  BY                    --------------------------------------------------------
  EACH                  7   SOLE DISPOSITIVE POWER
  REPORTING
  PERSON                    0
  WITH:                 --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

       [  ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                                       13G
CUSIP No. 71361E1                                                    Page 3 of 9
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Katherine Coughlin
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

       (a)   [X]
       (b)   [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

  NUMBER
  OF                    --------------------------------------------------------
  SHARES                6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED                     0
  BY                    --------------------------------------------------------
  EACH                  7   SOLE DISPOSITIVE POWER
  REPORTING
  PERSON
  WITH:                 --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

       [  ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                                       13G
CUSIP No. 71361E1                                                    Page 4 of 9
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY0

       The Coughlin Family Limited Partnership
       I.R.S. IDENTIFICATION NO. 93-1202090
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

       (a)   [X]
       (b)   [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

  NUMBER
  OF                    --------------------------------------------------------
  SHARES                6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED                     0
  BY                    --------------------------------------------------------
  EACH                  7   SOLE DISPOSITIVE POWER
  REPORTING
  PERSON
  WITH:                 --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

Item 1.           Issuer

         (a)      The name of the Issuer is Percon Incorporated.

         (b) The Issuer's executive offices are located at 1800 Millrace Drive, Eugene, OR 97403.

Item 2.           Reporting Person and Security

         (a) This Statement is filed by Mr. Michael P. Coughlin, an individual, Mrs. Katherine Coughlin, an individual, and The Coughlin Family Limited Partnership, a partnership ("CFLP").

         (b) Mr. Coughlin's business address is 1800 Millrace Drive, Eugene, OR 97403. Mrs. Coughlin's business address is 1800 Millrace Drive, Eugene, OR 97403. CFLP's business address is 1800 Millrace Drive, Eugene, OR 97403.

         (c) Mr. Coughlin and Mrs. Coughlin are citizens of the United States of America. CFLP is organized in the United States of America.

         (d) This Statement relates to shares of Common Stock of Percon Incorporated.

         (e) The CUSIP number assigned to the Common Stock of the Issuer is 71361E1.

Item 3. Filings Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         (a) / / Broker of dealer registered under Section 15 of the Exchange Act;

         (b)      / / Bank as defined in section 3(a)(6) of the Exchange Act;

         (c) / / Insurance company as defined in section 3(a)(19) of the Exchange Act;

         (d) / / Investment company registered under section 8 of the Investment Company Act;

         (e)      / / An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

         (g) / / A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

         (h) / / A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j)      / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box / /

                                Page 5 of 9 pages

Item 4.           Ownership

                  Not applicable.

Item 5.           Ownership of Five Percent or Less of a Class

                  This statement is being filed to report that, as of the date listed on the cover page to this filing, Michael P. Coughlin, Katherine Coughlin, and the Coughlin Family Limited Partnership have ceased to be the beneficial owner of more than 5% of the Issuer's Common Stock.

Item 6.           Ownership of More than Five Percent on Behalf of Another
Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  Not applicable.

                                Page 6 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        March  27, 2000
                                        ----------------------------------------
                                        Date



                                        MICHAEL P. COUGHLIN
                                        ----------------------------------------
                                        Michael P. Coughlin

                                Page 7 of 9 pages

                                  EXHIBIT INDEX


EXHIBIT   DESCRIPTION                                                       PAGE
-------   -----------                                                       ----

A         Joint Filing Agreement between Michael P. Coughlin,                 9
          Katherine Coughlin and The Coughlin Family Limited
          Partnership

                                Page 8 of 9 pages

                        SECTION 13 JOINT FILING AGREEMENT

         Each of the undersigned is a person that may be required, from time to time, to file statements pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission ("SEC"). Each of the undersigned may be eligible, from time to time, to file such statements jointly with one or more of the other undersigned persons pursuant to Rule 13d-1(f) under the Exchange Act. Each of the undersigned agrees that any such statement filed with the SEC that is executed by the undersigned or by an officer of the undersigned shall be deemed to be filed on behalf of the undersigned.

         Dated February 13, 1998.

                                        THE COUGHLIN FAMILY
                                        LIMITED PARTNERSHIP


                                        By  MICHAEL P. COUGHLIN
                                        ----------------------------------------
                                        Michael P. Coughlin, General Partner



                                            MICHAEL P. COUGHLIN
                                        ----------------------------------------
                                        Michael P. Coughlin, Individually




                                            KATHERINE COUGHLIN
                                        ----------------------------------------
                                        Katherine Coughlin, Individually


                                Page 9 of 9 pages